609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601
June 8, 2020
Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
Ladies and Gentlemen:
We are issuing this opinion in our capacity as special counsel to Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (File No. 333-224829) (as amended or supplemented, the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof with respect to the 2018 Plan Shares (as defined below) authorized for issuance under the Callon Petroleum Company 2020 Omnibus Incentive Plan (the “2020 Plan”).
On June 8, 2020 (the “Effective Date”), the shareholders of the Company approved the 2020 Plan. The total number of shares of common stock, par value $0.01 per share, of the Company (the “common stock”) authorized for issuance under the 2020 Plan includes, in addition to 13,250,000 shares of common stock (registered concurrently by the Company on a new Registration Statement on Form S-8), (i) the shares of common stock that remained available for issuance under the Callon Petroleum Company 2018 Omnibus Incentive Plan (the “2018 Plan”) as of the Effective Date and (ii) the shares of common stock that would have otherwise become available for issuance under the 2018 Plan that become available for future awards as provided under the 2020 Plan. We refer to the shares of common stock described in (i) and (ii) of the preceding sentence as the “2018 Plan Shares.”
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Post-Effective Amendment and the issuance of the shares of common stock pursuant to the 2020 Plan, (iii) the 2020 Plan, (iv) the 2018 Plan, (v) the Registration Statement, and (vi) the Post-Effective Amendment and the exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

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Callon Petroleum Corporation
June 8, 2020

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 2018 Plan Shares that may be issued pursuant to the 2020 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable.
Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the 2018 Plan Shares.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.
This opinion is furnished to you in connection with the filing of the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ Kirkland & Ellis LLP